As filed with the United States Securities and Exchange Commission on January 29, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONCRETE PUMPING HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-1779605
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
6461 Downing Street
Denver, Colorado 80229
(303) 289-7497
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Iain Humphries
Chief Financial Officer and Secretary
Concrete Pumping Holdings, Inc.
6461 Downing Street
Denver, Colorado 80229
(303) 289-7497
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Joel L. Rubinstein Jonathan P. Rochwarger Elliott M. Smith Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Tel: (212) 294-6700 Fax: (212) 294-4700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Primary Offering
Common stock, par value $0.0001 per share (“common stock”), underlying warrants	34,100,000(3)	$11.50(4)	$392,150,000	$47,528.58
Secondary Offering
Common stock	11,100,000(5)	$7.78(6)	$86,358,000(6)	$10,466.59
Warrants to purchase common stock	11,100,000(8)	—	—	—(9)
Totals			$478,508,000	$57,995.17

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities as may be issued to prevent dilution resulting from share dividends, share splits or similar transactions.

(2)
Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001212.

(3)
Includes (i) 23,000,000 shares of common stock issuable upon the exercise of redeemable warrants included as part of the units (the “public warrants”) issued in Industrea Acquisition Corp.’s initial public offering (the “IPO”) and (ii) 11,100,000 shares of common stock issuable upon the exercise of warrants issued in a private placement simultaneously with the closing of the IPO (“private placement warrants”).

(4)
Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the exercise price of the warrants.

(5)
Includes the resale of 11,100,000 of common stock issuable upon the exercise of the private placement warrants.

(6)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $7.78, which is the average of the high and low prices of the common stock on January 22, 2019 on The Nasdaq Capital Market.

(8)
Includes the resale of 11,100,000 private placement warrants.

(9)
In accordance with Rule 457(g), the entire registration fee for the private placement warrants is allocated to the shares of common stock underlying the private placement warrants, and no separate fee is payable for the private placement warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION — DATED JANUARY 29, 2019
PRELIMINARY PROSPECTUS
CONCRETE PUMPING HOLDINGS, INC.
Primary Offering of

34,100,000 Shares of Common Stock
Issuable Upon Exercise of Warrants

Secondary Offering of

11,100,000 Shares of Common Stock
11,100,000 Warrants to Purchase Common Stock
This prospectus relates to the issuance from time to time by us of up to 34,100,000 shares of our common stock, par value $0.0001 per share, or common stock, including (i) 23,000,000 shares of common stock issuable upon the exercise of 23,000,000 redeemable warrants, which we refer to as the public warrants, that were issued as part of the units in Industrea Acquisition Corp.’s initial public offering, or the IPO, and (ii) 11,100,000 shares of common stock issuable upon the exercise of warrants, which we refer to as the private placement warrants, that were issued in a private placement simultaneously with the closing of the IPO. We refer to the public warrants and the private placement warrants collectively as the warrants.
This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees, which we refer to as the Selling Securityholders, of up to (i) 11,100,000 shares of common stock issuable upon the exercise of the private placement warrants and (ii) 11,100,000 private placement warrants.
Each warrant entitles the holder to purchase one share of common stock at an exercise price of  $11.50 per share commencing on January 5, 2019 and will expire on December 6, 2023, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Once the warrants are exercisable, we may redeem the outstanding warrants at a price of  $0.01 per warrant if the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders, as described herein. Upon the sale or distribution of the private placement warrants as described herein, such warrants will become fungible with the public warrants, and we expect that these transferred warrants will trade under the same CUSIP and ticker symbol as the public warrants on the OTC Pink marketplace (“OTC Pink”) operated by OTC Markets Group, Inc.
We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”
Our common stock trades on The Nasdaq Capital Market, or Nasdaq, under the symbol “BBCP”, and our public warrants are quoted on the OTC Pink marketplace operated by OTC Markets Group, Inc. under the symbol “BBCPW”. On January 25, 2019, the closing price of the common stock as reported on Nasdaq was $8.02 per share and the last quoted sale price for the public warrants on OTC Pink was $0.72 per warrant, respectively.
See the section entitled “Risk Factors” beginning on page 3 of this prospectus and any similar section contained in any applicable prospectus supplement to read about factors you should consider before buying our securities.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. See “Risk Factors.”
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2019.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 11,100,000 shares of common stock and 11,100,000 private placement warrants from time to time as described in the section entitled “Plan of Distribution.” This prospectus also relates to the issuance by us of up to 34,100,000 shares of common stock that are issuable upon the exercise of the public warrants and the private placement warrants.
We will not receive any proceeds from the sale of the common stock or warrants to be offered by the Selling Securityholders pursuant to this prospectus, but we will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of common stock and warrants pursuant to this prospectus. To the extent required, we and the Selling Securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.”
No offer of these securities will be made in any jurisdiction where the offer is not permitted.
Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Concrete Pumping Holdings, Inc., a Delaware corporation. References in this prospectus to the “business combination” refer to the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 7, 2018, by and among the Company, Industrea Acquisition Corp., a Delaware corporation, Concrete Pumping Holdings, Inc., a Delaware corporation, certain subsidiaries of the Company and PGP Investors, LLC, which transactions were consummated on December 6, 2018.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:
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the benefits of the business combination;

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the future financial performance of the Company following the business combination;

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changes in the market for our products;

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expansion plans and opportunities; and

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other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
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the risk that the business combination disrupts current plans and operations;

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the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

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costs related to the business combination;

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changes in applicable laws or regulations;

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fluctuations in the U.S. and/or global stock markets;

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the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•
other risks and uncertainties described in this prospectus under “Risk Factors,” under “Risk Factors” in the proxy statement/prospectus included in the Company’s registration statement on Form S-4 (File No. 333-227259), as amended and supplemented, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 10, 2018, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CERTAIN DEFINED TERMS
“business combination” means the transactions contemplated by the Merger Agreement consummated on December 6, 2018, which included the CPH Merger and the Industrea Merger.
“Board” means the board of directors of the Company.
“Bylaws” means our amended and restated bylaws as currently in effect.
“Charter” means our amended and restated certificate of incorporation as currently in effect.
“Closing” means the closing of the business combination.
“Closing Date” means December 6, 2018, the closing date of the business combination.
“common stock” means the common stock, par value $0.0001 per share, of the Company.
“Company” means Concrete Pumping Holdings, Inc., a Delaware corporation (formerly known as Concrete Pumping Holdings Acquisition Corp.) and the successor entity to Industrea.
“CPH” means Brundage-Bone Concrete Pumping Holdings, Inc. (formerly known as Concrete Pumping Holdings, Inc.), a Delaware corporation, which merged with and into a wholly owned subsidiary of the Company at the Closing and survived the merger as a wholly owned indirect subsidiary of the Company.
“CPH Merger” means the merger of a wholly owned indirect subsidiary of the Company with and into CPH, with CPH surviving the merger as a wholly owned indirect subsidiary of the Company at the Closing.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Industrea” means Industrea Acquisition Corp., a Delaware corporation and the predecessor entity to the Company.
“Industrea Merger” means the merger of a wholly owned indirect subsidiary of the Company with and into Industrea, with Industrea surviving the merger as a wholly owned indirect subsidiary of the Company at the Closing.
“IPO” means Industrea’s initial public offering of units, which closed on August 1, 2017.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated September 7, 2018, by and among the Company, Industrea, CPH, certain subsidiaries of the Company, and PGP Investors, LLC, solely in its capacity as the initial Holder Representative.
“Nasdaq” means the Nasdaq Capital Market.
“private placement warrants” means the 11,100,000 warrants issued to our Sponsor in a private placement simultaneously with the closing of our IPO.
“proxy statement/prospectus” means proxy statement/prospectus included in the Company’s registration statement on Form S-4 (File No. 333-227259), as amended and supplemented, originally filed with the SEC on September 10, 2018.
“public warrants” means the 23,000,000 redeemable warrants included in the units issued in the IPO, each of which is exercisable for one share of common stock at an exercise price of  $11.50 per share, in accordance with its terms.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.

“Selling Securityholders” means the persons listed in the table in the “Selling Securityholders” section of this prospectus, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities other than through a public sale.
“Sponsor” means CFLL Sponsor Holdings, LLC (formerly known as Industrea Alexandria LLC), a Delaware limited liability company.
“units” means the units of Industrea sold in the IPO.
“warrants” are to the public warrants and the private placement warrants.
v

SUMMARY
This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.”
Unless the context indicates otherwise, the terms Company,” “we,” “us” and “our” refer to Concrete Pumping Holdings, Inc. (formerly known as Concrete Pumping Holdings Acquisition Corp.), a Delaware corporation and successor entity to Industrea.
The Company
We are a leading provider of concrete pumping services and concrete waste management services in the highly fragmented U.S. and U.K. markets based on fleet size, operating under the only established, national brands in both markets (Brundage-Bone and Camfaud, respectively). Concrete pumping is a highly specialized method of concrete placement that requires highly-skilled operators to position a truck- mounted fully-articulating boom for precise delivery of ready-mix concrete from mixer trucks to placing crews on a job site. Our large fleet of specialized pumping equipment and highly-trained operators position us to deliver concrete placement solutions that facilitate substantial labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. We are also the leading provider of concrete waste management services in the U.S. market based on fleet size, operating under the only established, national brand, Eco-Pan. Highly complementary to its core concrete pumping service, Eco-Pan provides a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout.
Background
Industrea was incorporated as a blank check company on April 7, 2017 as a Delaware corporation. Industrea was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company was incorporated on August 29, 2018 as a Delaware corporation solely for the purpose of effectuating the acquisition of CPH and related transactions. On December 6, 2018, we consummated the business combination. Upon the Closing, all outstanding shares of Industrea’s Class A common stock were exchanged on a one-for-one basis for shares of our common stock, and Industrea’s outstanding warrants were assumed by us and became exercisable for shares of our common stock on the same terms as were contained in such warrants prior to the business combination. By operation of Rule 12g-3(a) under the Exchange Act, the Company is the successor issuer to Industrea and has succeeded to the attributes of Industrea as the registrant, including Industrea’s SEC file number (001-38166) and CIK Code (0001703956). In connection with the Closing, we changed our name from “Concrete Pumping Holdings Acquisition Corp.” to “Concrete Pumping Holdings, Inc.”
Additional Information
Our principal executive offices are located at 6461 Downing Street, Denver, Colorado 80229. Our telephone number is (303) 289-7497. Our website is located at www.concretepumpingholdings.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

THE OFFERING
Issuer
Concrete Pumping Holdings, Inc.
Securities that may be offered and sold from time to time by the Selling Securityholders named herein:
Shares of common stock
11,100,000 shares issuable upon exercise of the private placement warrants
Private placement warrants
11,100,000
Shares issuable by us upon exercise of public warrants:
23,000,000
Shares issuable by us upon exercise of private placement warrants:
11,100,000
Shares of common stock outstanding prior to any exercise of warrants
28,847,707
Shares to be outstanding assuming exercise of all warrants
62,947,707
Use of proceeds
All of the shares of common stock and warrants (including shares underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $264.5 million from the exercise of the public warrants and approximately $127.7 million from the exercise of the private placement warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.
Market for our common stock and warrants
Our common stock is currently listed on Nasdaq and our public warrants are quoted on the OTC Pink marketplace operated by OTC Markets Group, Inc. After resale, the private placement warrants will also trade under the same CUSIP and ticker symbol as the public warrants.
Trading Symbols
“BBCP” and “BBCPW”
Risk Factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 3 of this prospectus.

RISK FACTORS
An investment in any securities offered pursuant to this prospectus involves risk and uncertainties. You should consider carefully the risk factors below and the risks described in the proxy statement/prospectus, our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and any subsequent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC we file after the date of this prospectus, as well as the other information contained or incorporated by reference in this prospectus, and any applicable prospectus supplement, before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities. You could lose all or part of your investment.
Risks Related to the Company’s Business and Operations
The Company’s business is cyclical in nature and a slowdown in the economic recovery or a decrease in general economic activity could have a material adverse effect on the Company’s revenues and operating results.
Substantially all of the Company’s customer base comes from the commercial, infrastructure and residential construction markets. A worsening of economic conditions or a decrease in available capital for investments could cause weakness in the Company’s end markets, cause declines in construction and industrial activity, and adversely affect the Company’s revenue and operating results.
The following factors, among others, may cause weakness in the Company’s end markets, either temporarily or long-term:
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the depth and duration of an economic downturn and lack of availability of credit;

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uncertainty regarding global, regional or sovereign economic conditions;

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reductions in corporate spending for plants and facilities or government spending for infrastructure projects;

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the cyclical nature of the Company’s customers’ businesses, particularly those operating in the commercial, infrastructure and residential construction sectors;

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an increase in the cost of construction materials;

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a decrease in investment in certain of the Company’s key geographic markets;

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an increase in interest rates;

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an overcapacity in the businesses that drive the need for construction;

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adverse weather conditions, which may temporarily affect a particular region or regions;

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reduced construction activity in the Company’s end markets;

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terrorism or hostilities involving the United States or the United Kingdom; change in structural construction designs of buildings (e.g., wood versus concrete); and

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oversupply of equipment or new entrants into the market causing pricing pressure.

A downturn in any of the Company’s end markets in one or more of the Company’s geographic markets caused by these or other factors could have a material adverse effect on the Company’s business, financial conditions, results of operations and cash flows.
The Company’s business is seasonal and subject to adverse weather.
Since the Company’s business is primarily conducted outdoors, erratic weather patterns, seasonal changes and other weather related conditions affect the Company’s business. Adverse weather conditions, including hurricanes and tropical storms, cold weather, snow, and heavy or sustained rainfall, reduce construction activity, restrict the demand for the Company’s products and services, and impede the

Company’s ability to deliver and pump concrete efficiently or at all. In addition, severe drought conditions can restrict available water supplies and restrict production. Consequently, these events could adversely affect the Company’s business, financial condition, results of operations, liquidity and cash flows.
The Company’s revenue and operating results have varied historically from period to period and any unexpected periods of decline could result in an overall decline in the Company’s available cash flows.
The Company’s revenue and operating results have varied historically from period to period and may continue to do so. The Company has identified below certain of the factors that may cause the Company’s revenue and operating results to vary:
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seasonal weather patterns in the construction industry on which the Company relies, with activity tending to be lowest in the winter and spring;

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the timing of expenditure for maintaining existing equipment, new equipment and the disposal of used equipment;

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changes in demand for the Company’s services or the prices it charges due to changes in economic conditions, competition or other factors;

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changes in the interest rates applicable to the Company’s variable rate debt, and the overall level of the Company’s debt;

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fluctuations in fuel costs;

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general economic conditions in the markets where the Company operates;

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the cyclical nature of the Company’s customers’ businesses;

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price changes in response to competitive factors;

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other cost fluctuations, such as costs for employee-related compensation and benefits;

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labor shortages, work stoppages or other labor difficulties and labor issues in trades on which the Company’s business may be dependent in particular regions;

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potential enactment of new legislation affecting the Company’s operations or labor relations;

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timing of acquisitions and new branch openings and related costs;

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possible unrecorded liabilities of acquired companies and difficulties associated with integrating acquired companies into the Company’s existing operations;

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changes in the exchange rate between the United States dollar and Great Britain pound sterling;

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potential increased demand from the Company’s customers to develop and provide new technological services in the Company’s business to meet changing customer preferences;

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the Company’s ability to control costs and maintain quality;

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the Company’s effectiveness in integrating new locations and acquisitions; and

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possible write-offs or exceptional charges due to changes in applicable accounting standards, reorganizations or restructurings, obsolete or damaged equipment or the refinancing of the Company’s existing debt.

The Company’s business is highly competitive and competition may increase, which could have a material adverse effect on the Company’s business.
The concrete pumping industry is highly competitive and fragmented. Many of the markets in which the Company operates are served by several competitors, ranging from larger regional companies to small, independent businesses with a limited fleet and geographic scope of operations. Some of the Company’s principal competitors may have more flexible capital structures or may have greater name recognition in one or more of the Company’s geographic markets than the Company does and may be better able to withstand adverse market conditions within the industry. The Company generally competes on the basis of, among other things, quality and breadth of service, expertise, reliability, price and the size, quality and availability of its fleet of pumping equipment, which is significantly affected by the level of the Company’s capital expenditures. If the Company is required to reduce or delay capital expenditures for any reason, including due to restrictions contained in, or debt service payments required by, its credit facilities or otherwise, the ability to replace the Company’s fleet or the age of the Company’s fleet may put it at a disadvantage to its competitors and adversely impact the Company’s ability to generate revenue. In addition, the Company’s industry may be subject to competitive price decreases in the future, particularly during cyclical downturns in the Company’s end markets, which can adversely affect revenue, profitability and cash flow. The Company may encounter increased competition from existing competitors or new market entrants in the future, which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.
The Company is dependent on its relationships with key suppliers to obtain equipment for the Company’s business.
The Company depends on a small group of key manufacturers of concrete pumping equipment, and has historically relied primarily on three companies, the largest two of which experienced ownership changes in 2012. The Company cannot predict the impact on its suppliers of changes in the economic environment and other developments in their respective businesses, and the Company cannot provide any assurance that its vendors will provide their historically high level of service support and quality. Any deterioration in such service support or quality could result in additional maintenance costs, operational issues, or both. Insolvency, financial difficulties, strategic changes or other factors may result in the Company’s suppliers not being able to fulfill the terms of their agreements with it, whether satisfactorily or at all. Further, such factors may render suppliers unwilling to extend contracts that provide favorable terms to the Company, or may force them to seek to renegotiate existing contracts with the Company. The Company believes the market for supplying equipment used in the Company’s business is increasingly competitive; however, termination of the Company’s relationship with any of the Company’s key suppliers, or interruption of the Company’s access to concrete pumping equipment, pipe or other supplies, could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows in the event that the Company is unable to obtain adequate and reliable equipment or supplies from other sources in a timely manner or at all.
If the Company’s average fleet age increases, the Company’s offerings may not be as attractive to potential customers and the Company’s operating costs may increase, impacting the Company’s results of operations.
As the Company’s equipment ages, the cost of maintaining such equipment, if not replaced within a certain period of time or amount of use, will likely increase. The Company estimates that its fleet assets generally will have a useful life of up to 25 years depending on the size of the machine, hours in service, yardage pumped, and, in certain instances, other circumstances unique to an asset. The Company manages its fleet of equipment according to the wear and tear that a specific type of equipment is expected to experience over its useful life. As of October 31, 2018, the average age of the Company’s equipment in the United States and the United Kingdom was approximately 10 years and 8 years, respectively, and it is the Company’s strategy to maintain average fleet age at approximately 10 years. If the average age of the Company’s equipment increases, whether as a result of the Company’s inability to access sufficient capital to maintain or replace equipment in a timely manner or otherwise, the Company’s investment in the maintenance, parts and repair for individual pieces of equipment may exceed the book value or replacement value of that equipment. The Company cannot assure you that costs of maintenance will not materially increase in the future. Any material increase in such costs could have a material adverse effect on the Company’s business, financial condition and results of operations. Additionally, as the Company’s equipment ages, it may become less attractive to potential customers, thus decreasing the Company’s ability to effectively compete for new business.
The costs of new equipment the Company uses in its fleet may increase, requiring it to spend more for replacement equipment or preventing it from procuring equipment on a timely basis.
The cost of new equipment for use in the Company’s concrete pumping fleet could increase due to increased material costs to the Company’s suppliers or other factors beyond the Company’s control. Such increases could materially adversely impact the Company’s financial condition, results of operations and cash flows in future periods. Furthermore, changes in technology or customer demand could cause certain of the Company’s existing equipment to become obsolete and require it to purchase new equipment at increased costs.
The Company sells used equipment on a regular basis. The Company’s fleet is subject to residual value risk upon disposition, and may not sell at the prices or in the quantities it expects.
The Company continuously evaluates its fleet of equipment as it seeks to optimize its vehicle size and capabilities for its end markets in multiple locations. The Company therefore seeks to sell used equipment on a regular basis. The market value of any given piece of equipment could be less than its depreciated value at the time it is sold. The market value of used equipment depends on several factors, including:
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the market price for comparable new equipment;

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wear and tear on the equipment relative to its age and the effectiveness of preventive maintenance;

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the time of year that it is sold;

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the supply of similar used equipment on the market;

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the existence and capacities of different sales outlets;

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the age of the equipment, and the amount of usage of such equipment relative to its age, at the time it is sold;

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worldwide and domestic demand for used equipment;

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the effect of advances and changes in technology in new equipment models;

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changing perception of residual value of used equipment by the Company’s suppliers; and

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general economic conditions.

The Company includes in income from operations the difference between the sales price and the depreciated value of an item of equipment sold. Changes in the Company’s assumptions regarding depreciation could change the Company’s depreciation expense, as well as the gain or loss realized upon disposal of equipment. Sales of the Company’s used concrete pumping equipment at prices that fall significantly below the Company’s expectations or in lesser quantities than the Company anticipates could have a negative impact on the Company’s financial condition, results of operations and cash flows.
The Company is exposed to liability claims on a continuing basis, which may exceed the level of the Company’s insurance or not be covered at all, and this could have a material adverse effect on the Company’s operating performance.
The Company’s business exposes it to claims for personal injury, death or property damage resulting from the use of the equipment it operates, rents, sells, services or repairs and from injuries caused in motor vehicle or other accidents in which the Company’s personnel are involved. The Company’s business also exposes it to worker compensation claims and other employment-related claims. The Company carries comprehensive insurance, subject to deductibles, at levels it believes are sufficient to cover existing and future claims. Future claims may exceed the level of the Company’s insurance, and the Company’s insurance may not continue to be available on economically reasonable terms, or at all. Certain types of claims, such as claims for punitive damages, are not covered by the Company’s insurance. In addition, the Company is self-insured for the deductibles on its policies and has established reserves for incurred but not reported claims. If actual claims exceed the Company’s reserves, the Company’s results of operation would be adversely affected. Whether or not the Company is covered by insurance, certain claims may generate negative publicity, which may lead to lower revenues, as well as additional similar claims being filed.
The Company’s business is subject to significant operating risks and hazards that could result in personal injury or damage or destruction to property, which could result in losses or liabilities to the Company.
Construction sites are potentially dangerous workplaces and often put the Company’s employees and others in close proximity with mechanized equipment and moving vehicles. The Company’s equipment has been involved in workplace incidents and incidents involving mobile operators of the Company’s equipment in transit in the past and may be involved in such incidents in the future.

The Company’s safety record is an important consideration for the Company and for its customers. If serious accidents or fatalities occur, regardless of whether the Company were at fault, or the Company’s safety record were to deteriorate, the Company may be ineligible to bid on certain work, be exposed to possible litigation, and existing service arrangements could be terminated, which could have a material adverse impact on the Company’s financial position, results of operations, cash flows and liquidity. Adverse experience with hazards and claims could have a negative effect on the Company’s reputation with the Company’s existing or potential new customers and the Company’s prospects for future work.
In the commercial concrete infrastructure market, the Company’s workers are subject to the usual hazards associated with providing construction and related services on construction sites, including environmental hazards, industrial accidents, hurricanes, adverse weather conditions and flooding. Operating hazards can cause personal injury or death, damage to or destruction of property, plant and equipment, environmental damage, performance delays, monetary losses or legal liability.
Potential acquisitions and expansions into new markets may result in significant transaction expense and expose the Company to risks associated with entering new markets and integrating new or acquired operations.
The Company may encounter risks associated with entering new markets in which it has limited or no experience. New operations require significant capital expenditures and may initially have a negative impact on the Company’s short-term cash flow, net income and results of operations. New start-up locations may not become profitable when projected or ever. In addition, the Company’s industry is highly fragmented and the Company expects to consider acquisition opportunities from time to time when it believes they would enhance the Company’s business and financial performance.
Acquisitions may impose significant strains on the Company’s management, operating systems and financial resources, and could experience unanticipated integration issues. The pursuit and integration of acquisitions may require substantial attention from the Company’s senior management, which will limit the amount of time they have available to devote to the Company’s existing operations. The Company’s ability to realize the expected benefits from any future acquisitions depends in large part on the Company’s ability to integrate and consolidate the new operations with the Company’s existing operations in a timely and effective manner. Future acquisitions also could result in the incurrence of substantial amounts of indebtedness and contingent liabilities (including environmental, employee benefits and safety and health liabilities), accumulation of goodwill that may become impaired, and an increase in amortization expenses related to intangible assets. Any significant diversion of management’s attention from the Company’s existing operations, the loss of key employees or customers of any acquired business, any major difficulties encountered in the opening of start-up locations or the integration of acquired operations or any associated increases in indebtedness, liabilities or expenses could have a material adverse effect on the Company’s business, financial condition or results of operations.
The Company may not realize the anticipated synergies and cost savings from acquisitions.
The Company has completed a number of acquisitions in recent years that it believes present revenue and cost-saving synergy opportunities. However, the integration of recent or future acquisitions may not result in the realization of the full benefits of the revenue and cost synergies that the Company expected at the time or currently expects within the anticipated time frame or at all. Moreover, the Company may incur substantial expenses or unforeseen liabilities in connection with the integration of acquired businesses. While the Company anticipates that certain expenses will be incurred, such expenses are difficult to estimate accurately and may exceed the Company’s estimates. Accordingly, the expected benefits may be offset by costs or delays incurred in integrating the businesses. Failure of recent or future acquisitions to meet the Company’s expectations and be integrated successfully could have a material adverse effect on the Company’s financial condition and results of operations.
The Company has operations throughout the United States and the United Kingdom, which subjects it to multiple federal, state, and local laws and regulations. Moreover, the Company operates at times as a government contractor or subcontractor which subjects it to additional laws, regulations, and contract provisions. Changes in law, regulations, government contract provisions, or other legal requirements, or the Company’s material failure to comply with any of them, can increase the Company’s costs and have other negative impacts on the Company’s business.
As of October 31, 2018, the Company’s 80 locations in the United States, including locations operated by Brundage-Bone and Eco-Pan, were situated across approximately 22 states and the Company’s 28 locations in the U.K. are in England, Scotland and Wales. Each of the Company’s sites exposes it to a host of different local laws and regulations. These requirements address multiple aspects of the Company’s operations, such as worker safety, consumer rights, privacy, employee benefits, antitrust, emissions regulations and may also impact other areas of the Company’s business, such as pricing. In addition, government contracts and subcontracts are subject to a wide range of requirements not applicable in the purely commercial context, such as extensive auditing and disclosure requirements; anti-money laundering, antibribery and anti-gratuity rules; political campaign contribution and lobbying limitations; and small and/or disadvantaged business preferences. Even when a government contractor has reasonable policies and practices in place to address these risks and requirements, it is still possible for problems to arise. Moreover, government contracts or subcontracts are generally riskier than commercial contracts, because, when problems arise, the adverse consequences can be severe, including civil false claims (which can involve penalties and treble damages), suspension and debarment, and even criminal prosecution. Moreover, the requirements of laws, regulations, and government contract provisions are often different in different jurisdictions. Changes in these requirements, or any material failure by the Company to comply with them, can increase the Company’s costs, negatively affect the Company’s reputation, reduce the Company’s business, require significant management time and attention and generally otherwise impact the Company’s operations in adverse ways.
The Company is subject to numerous environmental and safety regulations. If the Company is required to incur compliance or remediation costs that are not currently anticipated, the Company’s liquidity and operating results could be materially and adversely affected.
The Company’s facilities and operations are subject to comprehensive and frequently changing federal, state and local laws and regulations relating to environmental protection and health and safety. These laws and regulations govern, among other things, occupational safety, employee relations, the discharge of substances into the air, water and land, the handling, storage, transport, use and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. The Company has in the past and may in the future fail to comply with applicable environmental and safety regulations. If the Company violates environmental or safety laws or regulations, the Company may be required to implement corrective actions and could be subject to civil or criminal fines or penalties or other sanctions. The Company cannot assure you that it will not have to make significant capital or operating expenditures in the future in order to comply with applicable laws and regulations or that it will comply with applicable environmental laws at all times. Such violations or liability could have a material adverse effect on the Company’s business, financial condition and results of operations.
Environmental laws also impose obligations and liability for the investigation and cleanup of properties affected by hazardous substance or fuel spills or releases. These liabilities are often joint and several, and may be imposed on the parties generating or disposing of such substances or on the owner or operator of affected property, often without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous substances. The Company may also have liability for past contamination as successors-in-interest for companies which were acquired or where there was a merger. Accordingly, the Company may become liable, either contractually or by operation of law, for investigation, remediation, monitoring and other costs even if the contaminated property is not presently owned or operated by the Company, or if the contamination was caused by third parties during or prior to the Company’s ownership or operation of the property. Contamination and exposure to hazardous substances can also result in claims for damages, including personal injury, property damage, and natural resources damage claims.
Most of the Company’s properties currently have above or below ground storage tanks for fuel and other petroleum products and oil-water separators (or equivalent wastewater collection/treatment systems). Given the nature of the Company’s operations (which involve the use of diesel and other petroleum products, solvents and other hazardous substances) for fueling and maintaining the Company’s equipment and vehicles, and the historical operations at some of the Company’s properties, the Company may incur material costs associated with soil or groundwater contamination. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to remediation liabilities or other claims or costs that may be material.

The Company’s business depends on favorable relations with the Company’s employees, and any deterioration of these relations, labor shortages or increases in labor costs could adversely affect the Company’s business, financial condition and results of operations and the Company’s collective bargaining agreements and the Company’s relationship with the Company’s union-represented employees could disrupt the Company’s ability to serve the Company’s customers, lead to higher labor costs or the payment of withdrawal liability in connection with multiemployer plans.
As of October 31, 2018, approximately 12% of the Company’s employees in the United States (but none of the Company’s employees in the United Kingdom) were represented by unions or covered by collective bargaining agreements. The states in which the Company’s employees are represented by unions or covered by collective bargaining agreements are California, Washington and Oregon. There can be no assurance that the Company’s non-unionized employees will not become members of a union or become covered by a collective bargaining agreement, including through an acquisition of a business whose employees are subject to such an agreement. Any significant deterioration in employee relations, shortages of labor or increases in labor costs at any of the Company’s locations could have a material adverse effect on the Company’s business, financial condition or results of operations. A slowdown or work stoppage that lasts for a significant period of time could cause lost revenues and increased costs and could adversely affect the Company’s ability to meet the Company’s customers’ needs.
Furthermore, the Company’s labor costs could increase as a result of the settlement of actual or threatened labor disputes. In addition, the Company’s collective bargaining agreement with the Company’s union in California and Oregon expire in 2019 and 2020, respectively and will need to be renegotiated. The Company’s collective bargaining agreement with the Company’s union in Washington expires in 2037. The Company cannot assure you that renegotiation of these agreements will be successful or will not result in adverse economic terms or work stoppages or slowdowns.
Under the Company’s collective bargaining agreements, the Company is, and has previously been, obligated to contribute to several multiemployer pension plans on behalf of the Company’s unionized employees. A multiemployer pension plan is a defined benefit pension plan that provides pension benefits to the union-represented workers of various generally unrelated companies. Under the Employment Retirement Income Security Act of 1974 (“ERISA”), an employer that has an obligation to contribute to an underfunded multiemployer plan, as well as any other entities that are treated as a single employer with such employer under applicable tax and ERISA rules, may become jointly and severally liable, generally upon complete or partial withdrawal from a multiemployer plan, for its proportionate share of the plan’s unfunded benefit obligations. These liabilities are known as “withdrawal liabilities.” Certain of the multiemployer plans to which the Company is obligated to contribute have been in the past and currently remain significantly underfunded. Moreover, due to the level of underfunding, at least one of these multiemployer plans has been and continues to be in “critical status,” meaning, among other things, that the trustees of the plan are required to adopt a rehabilitation plan and the Company is required to pay a surcharge on top of the Company’s regular contributions to the plan.
The Company currently has no intention of withdrawing, in either a complete or partial withdrawal, from any of the multiemployer plans to which it currently contributes and the Company has not been assessed any withdrawal liability in the past when it has ceased participating in certain multiemployer plans to which it previously contributed. In addition, the Company believes that the “construction industry” multiemployer plan exception may apply if the Company did withdraw from any of the Company’s current multiemployer plans. The “construction industry” exception generally delays the imposition of withdrawal liability in connection with an employer’s withdrawal from a “construction industry” multiemployer plan unless and until (among other things) that employer continues or resumes covered operations in the relevant geographic region without continuing or resuming (as applicable) contributions to the multiemployer plan. If this exception applies, withdrawal liability may be delayed or even inapplicable if the Company ceases participation in any multiemployer plan(s). However, there can be no assurance that the Company will not withdraw from one or more multiemployer plans in the future, that the “construction industry exception” would apply if the Company did withdraw, or that the Company will not incur withdrawal liability if it does withdraw. Accordingly, the Company may be required to pay material amounts of withdrawal liability if one or more of those plans is underfunded at the time of withdrawal and withdrawal liability applies in connection with the Company’s withdrawal. In addition, the Company may incur material liabilities if any multiemployer plan(s) in which it participates requires it to increase the Company’s contribution levels to alleviate existing underfunding and/or becomes insolvent, terminates or liquidates.
Labor relations matters at construction sites where the Company provides services may result in increases in its operating costs, disruptions in its business and decreases in its earnings.
Labor relations matters at construction sites where the Company provides services may result in work stoppages, which would in turn affect the Company’s ability to provide services at such locations. If any such work stoppages were to occur at work sites where the Company provides services, the Company could experience a significant disruption of its operations, which could materially and adversely affect its business, financial condition, results of operations, liquidity, and cash flows. Also, labor relations matters affecting the Company’s suppliers could adversely impact the Company’s business from time to time.
If the Company determines that its goodwill has become impaired, the Company may incur impairment charges, which would negatively impact the Company’s operating results.
At October 31, 2018, the Company had recorded goodwill of $47.3 million, $6.9 million, $18.4 million and $1.9 million for the acquisitions of Brundage-Bone, Eco-Pan, Camfaud and O’Brien, respectively. Goodwill represents the excess of cost over the fair value of net assets acquired in business combinations.
The Company will assess potential impairment of its goodwill at least annually. Impairment may result from significant changes in the manner of use of the acquired assets, negative industry or economic trends or significant underperformance relative to historical or projected operating results. An impairment of the Company’s goodwill may have a material adverse effect on the Company’s results of operations.
Turnover of members of the Company’s management, staff and pump operators and the Company’s ability to attract and retain key personnel may affect the Company’s ability to efficiently manage the Company’s business and execute the Company’s strategy.
The Company’s business depends on the quality of, and the Company’s ability to attract and retain, the Company’s senior management and staff, and competition in the Company’s industry and the business world for top management talent is generally significant. Although the Company believes it generally has competitive pay packages, it can provide no assurance that the Company’s efforts to attract and retain senior management staff will be successful. In addition, the loss of services of certain members of the Company’s senior management could adversely affect the Company’s business until suitable replacements can be found.
The Company depends upon the quality of its staff personnel, including sales and customer service personnel who routinely interact with and fulfill the needs of its customers, and on the Company’s ability to attract and retain and motivate skilled operators and other associated personnel to operate its equipment in order to provide its concrete pumping services to its customers. There is significant competition for qualified personnel in a number of the Company’s markets, including Texas, Colorado, Utah, and Idaho where the Company faces competition from the oil and gas industry for qualified drivers and operators. There is a limited number of persons with the requisite skills to serve in these positions, and such positions require a significant investment by the Company in initial training of operators of the Company’s equipment. The Company cannot assure you that the Company will be able to locate, employ, or retain such qualified personnel on terms acceptable to the Company or at all. The Company’s costs of operations and selling, general and administrative expenses have increased in certain markets and may increase in the future if the Company is required to increase wages and salaries to attract qualified personnel, and there is no assurance that the Company can increase its prices to offset any such cost increases. There is also no assurance the Company can effectively limit staff turnover as competitors or other employers seek to hire the Company’s personnel. A significant increase in such turnover could negatively affect the Company’s business, financial condition, results of operations and cash flows.
The Company’s credit facilities may limit the business’ financial and operating flexibility.
The Company’s credit facilities include negative covenants restricting its ability to incur additional indebtedness, pay dividends or make other payments, make loans and investments, sell assets, incur certain liens, enter into transactions with affiliates, and consolidate, merge or sell assets. These covenants limit the ability of the respective restricted entities to fund future working capital and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of their assets and opportunities fully because of the need to dedicate a portion of cash flow from operations to payments on debt. In addition, such covenants limit the flexibility of the respective restricted entities in planning for, or reacting to, changes in the industries in which they operate.
The Company’s business could be hurt if it is unable to obtain capital as required, resulting in a decrease in the Company’s revenue and cash flows.
The Company requires capital for, among other purposes, purchasing equipment to replace existing equipment that has reached the end of its useful life and for growth resulting from expansion into new markets, completing acquisitions and refinancing existing debt. If the cash that the Company generates from its business, together with cash that the Company may borrow under its credit facilities, is not sufficient to fund the Company’s capital requirements, the Company will require additional debt or equity financing. If such additional financing is not available to fund the Company’s capital requirements the Company could suffer a decrease in its revenue and cash flows that would have a material adverse effect on the Company’s business. Furthermore, the Company’s ability to incur additional debt is and will be contingent upon, among other things, the covenants contained in its credit facilities. In addition, the Company’s credit facilities place restrictions on the Company’s and the Company’s restricted subsidiaries’ ability to pay dividends and make other restricted payments (subject to certain exceptions). The Company cannot be certain that any additional financing that the Company requires will be available or, if available, will be available on terms that are satisfactory to the Company. If the Company is unable to obtain sufficient additional capital in the future, the Company’s business could be materially adversely affected.
The Company may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under applicable debt instruments, which may not be successful.
The Company’s ability to make scheduled payments on or to refinance the Company’s indebtedness obligations, including the Company’s credit facilities, depends on the Company’s financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond the Company’s control. The Company may not be able to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on the Company’s indebtedness.
If the Company’s cash flows and capital resources are insufficient to fund debt service obligations, the Company may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance indebtedness. The Company’s ability to restructure or refinance the Company’s indebtedness will depend on the condition of the capital markets and the Company’s financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require the Company to comply with more onerous covenants, which could further restrict business operations. The terms of existing or future debt instruments may restrict the Company from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of the Company’s credit rating, which could harm the Company’s ability to incur additional indebtedness.
If the Company is unable to collect on contracts with customers, its operating results would be adversely affected.
The Company has billing arrangements with a majority of its customers that provide for payment on agreed terms after the Company’s services are provided. If the Company is unable to manage credit risk issues adequately, or if a large number of customers should have financial difficulties at the same time, the Company’s credit losses could increase significantly above their low historical levels and the Company’s operating results would be adversely affected. Further, delinquencies and credit losses increased during the last recession and generally can be expected to increase during economic slowdowns or recessions.
If the Company is unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act or the Company’s internal control over financial reporting is not effective, the reliability of the Company’s financial statements may be questioned and the Company’s stock price may suffer.
Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, the Company will eventually be required to document and test its internal control procedures, the Company’s management will be required to assess and issue a report concerning the Company’s internal control over financial reporting, and the Company’s independent auditors will be required to issue an opinion on its audit of the Company’s internal control over financial reporting. The rules governing the standards that must be met for management to assess the Company’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, the Company’s management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. The Company currently has a material weakness in internal controls over financial reporting as it relates to a) lack of segregation of duties to effectively perform detailed review of account reconciliations and journal entries; b) lack of formally documented precision levels relating to management review controls; and c) insufficient restrictions on admin access for information technology in the U.K. The aforementioned material weaknesses in internal control are primarily driven by a lack of resources as the Company makes its transition from a private to public entity. If the Company’s management cannot remediate material weakness or favorably assess the effectiveness of its internal control over financial reporting or the Company’s auditors identify material weaknesses in its internal controls, investor confidence in the Company financial results may weaken, and the Company’s stock price may suffer.
Disruptions in the Company’s information technology systems due to cyber security threats or other factors could limit the Company’s ability to effectively monitor and control the Company’s operations and adversely affect the Company’s operating results, and unauthorized access to customer information on the Company’s systems could adversely affect the Company’s relationships with the Company’s customers or result in liability.
The Company’s information technology systems, including the Company’s enterprise resource planning system, facilitate the Company’s ability to monitor and control the Company’s assets and operations and adjust to changing market conditions and customer needs. Any disruptions in these systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect the Company’s operating results by limiting the Company’s capacity to effectively monitor and control the Company’s assets and operations and adjust to changing market conditions in a timely manner. Many of the Company’s business records at most of the Company’s branches are still maintained manually, and loss of those records as a result of facility damage, personnel changes or otherwise could also cause such disruptions. In addition, because the Company’s systems sometimes contain information about individuals and businesses, the Company’s failure to appropriately safeguard the security of the data it holds, whether as a result of its own error or the malfeasance or errors of others, could harm the Company’s reputation or give rise to legal liabilities, leading to lower revenue, increased costs and other material adverse effects on the Company’s results of operations.
The Company has taken steps intended to mitigate these risks, including business continuity planning, disaster recovery planning and business impact analysis. However, a significant disruption or cyber intrusion could adversely affect the Company’s results of operations, financial condition and liquidity. Furthermore, instability in the financial markets as a result of terrorism, sustained or significant cyber attacks, or war could also materially adversely affect the Company’s ability to raise capital.
Fluctuations in fuel costs or reduced supplies of fuel could harm the Company’s business.
Fuel costs represent a significant portion of the Company’s operating expenses and the Company is dependent upon fuel to transport and operate its equipment. The Company could be adversely affected by limitations on fuel supplies or increases in fuel prices that result in higher costs of transporting equipment to and from job sites and higher costs to operate the Company’s concrete pumps and other equipment. Although the Company is able to pass through the impact of fuel price charges to most of its customers, there is often a lag before such pass-through arrangements are reflected in the Company’s operating results and there may be a limit to how much of any fuel price increases the Company can pass onto its customers. Any such limits may adversely affect the Company’s results of operations.

The Company depends on access to its branch facilities to service its customers and maintain and store its equipment.
The Company depends on its primary branch facilities in the U.S. and U.K., respectively, to store, service and maintain its fleet. These facilities contain most of the specialized equipment the Company requires to service its fleet, in addition to the extensive secure storage areas needed for a significant number of large vehicles. If any of the Company’s facilities were to sustain significant damage or become unavailable to the Company for any reason, including natural disasters, the Company’s operations could be disrupted, which could in turn adversely affect its relationships with its customers and its results of operations and cash flow. Any limitation on the Company’s access to facilities as a result of any breach of, or dispute under, the Company’s leases could also disrupt and adversely affect the Company’s operations.
The Company’s acquisitions made in the U.K. may divert the Company’s resources from other aspects of the Company’s business and require it to incur additional debt, and will subject it to additional and different regulations. Failure to manage these economic, financial, business and regulatory risks may adversely impact the Company’s growth in the U.K. and the Company’s results of operations.
The Company’s expansion into markets in the U.K. required, and may continue to require, it to incur additional debt and divert resources from other aspects of the Company’s business. In addition, the Company may incur difficulties in staffing and managing its U.K. operations, and face fluctuations in currency exchange rates, exposure to additional regulatory requirements, including certain trade barriers, changes in political and economic conditions, and exposure to additional and potentially adverse tax regimes. The Company’s success in the U.K. will depend, in part, on the Company’s ability to anticipate and effectively manage these and other risks. The Company’s failure to manage these risks may adversely affect the Company’s growth in the U.K. and lead to increased administrative and other costs.
The Company may be adversely affected by recent developments relating to the U.K.’s referendum vote in favor of leaving the European Union.
The U.K. held a referendum on June 23, 2016 in which a majority voted for the U.K.’s withdrawal from the European Union, which is commonly referred to as Brexit. As a result of this vote, a process of negotiation has begun to determine the terms of Brexit and of the U.K.’s relationship with the European Union going forward. The effects of the Brexit vote and the perceptions as to the impact of the withdrawal of the U.K. from the European Union may adversely affect business activity and economic and market conditions in the U.K., the Eurozone, and globally and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of the pound sterling and the euro. In addition, Brexit could lead to additional political, legal and economic instability in the European Union. Specifically, the Company has not identified any additional risk factors under Brexit than those discussed herein. Additionally, the Company has not identified any trends or potential changes to critical accounting estimates as a result of Brexit. The Company will continue to assess risk factors and accounting and reporting considerations Any of these effects of Brexit, and others the Company cannot anticipate, could adversely affect the value of the Company’s assets in the U.K., as well as the Company’s business, financial condition, results of operations and cash flows.
Due to the material portion of the Company’s business conducted in currency other than U.S. dollars, the Company has significant foreign currency risk.
The Company’s consolidated financial statements are presented in accordance with GAAP, and the Company reports, and will continue to report, its results in U.S. dollars. Some of the Company’s operations are conducted by subsidiaries in the United Kingdom. The results of operations and the financial position of these subsidiaries are recorded in the relevant foreign currencies and then translated into U.S. dollars. Any change in the value of the pound sterling against the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of U.S. dollar denominated revenues and costs. The exchange rates between the pound sterling against the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Consequently, the Company’s reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses and may not be comparable from period to period.

The Company faces market risks attributable to fluctuations in foreign currency exchange rates and foreign currency exposure on the translation into U.S. dollars of the financial results of the Company’s operations in the United Kingdom. Exchange rate fluctuations could have an adverse effect on the Company’s results of operations. Both favorable and unfavorable foreign currency impacts to the Company’s foreign currency-denominated operating expenses are mitigated to a certain extent by the natural, opposite impact on the Company’s foreign currency-denominated revenue.
Recently enacted U.S. tax legislation may adversely affect our business, results of operations, financial condition and cash flow.
On December 22, 2017, the President of the U.S. signed into law Public Law No. 115-97, commonly referred to as the Tax Cuts and Jobs Act, following its passage by the United States Congress. The Tax Cuts and Jobs Act made significant changes to U.S. federal income tax laws, including changing the corporate tax rate to a flat 21% rate, introducing a capital investment deduction in certain circumstances, placing certain limitations on interest deductions, modifying the rules regarding the usability of certain net operating losses, and making extensive changes to the U.S. international tax system. The Company is currently in the process of analyzing the effects of this new legislation on its business, results of operations, financial condition and cash flow pending regulations on previously taxed income. The impact of these new rules is uncertain and could be adverse.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
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changes in the valuation of our deferred tax assets and liabilities;

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expected timing and amount of the release of any tax valuation allowances;

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tax effects of stock-based compensation;

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costs related to intercompany restructurings;

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changes in tax laws, regulations or interpretations thereof; and

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lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
Risks Related to the Company’s Securities
There can be no assurance that the Company will be able to comply with Nasdaq’s continued listing standards.
If Nasdaq delists the Company’s securities from trading on its exchange for failure to meet the continued listing standards, the Company and its security holders could face significant material adverse consequences including:
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a limited availability of market quotations for its securities;

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a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its common stock;

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a decreased ability to issue additional securities or obtain additional financing in the future.

Shares of our common stock have been thinly traded in the past.
Although a trading market for our common stock exists, the trading volume has not been significant and there can be no assurance that an active trading market for our common stock will develop or, if developed, be sustained in the future. As a result of the thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.
In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Markets, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Company’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
If an active market for our securities develops and continues, the trading price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of the Company’s securities following the Business Combination may include:
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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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changes in the market’s expectations about our operating results;

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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

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speculation in the press or investment community;

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success of competitors;

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our operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning company or the market in general;

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operating and stock price performance of other companies that investors deem comparable to the Company;

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our ability to market new and enhanced products on a timely basis;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving the company;

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changes in the company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of the Company’s common stock available for public sale;

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any major change in the Company’s Board or management;

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sales of substantial amounts of the Company’s common stock by our directors, officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.
Future sales of the Company’s common stock may cause the market price of its securities to drop significantly, even if its business is doing well.
Pursuant to the Stockholders Agreement:
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the Sponsor and Industrea’s independent directors (collectively, the “Initial Stockholders”) have agreed not to transfer the Founder Shares until the earlier of  (A) one year after the Closing or (B) subsequent to the Closing, (x) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) following the Closing, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Company’s common stock for cash, securities or other property;

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the Initial Stockholders have agreed not to transfer the private placement warrants until 30 days after the Closing;

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each CPH Management Holder (as defined therein) has agreed not to transfer any shares of the Company’s common stock acquired by such CPH Management Holder in connection with the Business Combination for a period commencing on the date of Closing and ending on the date that is (a) the first anniversary of the Closing with respect to one-third (1/3) of such CPH Management Holder’s Company securities held as of the date of Closing; (b) the second anniversary of the Closing with respect to one-third (1/3) of such CPH Management Holder’s Company securities held as of the date of Closing; and (c) the third anniversary of the Closing with respect to one-third (1/3) of such CPH Management Holder’s Company securities held as of the date of Closing;

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each Non-Management CPH Holder (as defined therein) may not transfer any shares of the Company’s common stock acquired by such Non-Management CPH Holder in connection with the Business Combination for a period commencing on the date of Closing and ending on the date that is one hundred and eighty (180) days after the Closing; and

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the Argand Investor may not transfer any shares of the Company’s common stock acquired by the Argand Investor in exchange for the Industrea common stock issued to it pursuant to the Argand Subscription Agreement for a period commencing on the date of Closing and ending on (a) if the number of shares issued to BBCP Investors, LLC (“Peninsula”) pursuant to the terms of its rollover agreement entered into in connection with the Business Combination does not exceed the Peninsula Threshold (as defined in the Stockholders Agreement), the date that is one hundred and eighty (180) days after the Closing, or (b) if the number of shares issued to Peninsula pursuant to the terms of its rollover agreement entered into in connection with the Business Combination exceeds the Peninsula Threshold, the date that is one year after the Closing.

In addition, certain CPH stockholders and the Initial Stockholders are entitled to registration rights, subject to certain limitations, with respect to the Company’s common stock they received in the Business Combination pursuant to the Stockholders Agreement entered into in connection with the consummation of the Business Combination. The Stockholders Agreement provides that the Company will, not later than 90 days after the Closing, file a registration statement covering the Founder Shares, the private placement warrants (including any common stock issued or issuable upon exercise of any such private placement warrants) and the shares of the Company’s common stock issued to the CPH stockholders at the Closing. In addition, these stockholders will have certain demand and “piggyback” registration rights following the consummation of the Business Combination. the Company will bear certain expenses incurred in connection with the exercise of such rights. The presence of these additional securities trading in the public market may have an adverse effect on the market price of the Company’s common stock.
Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.
Our quarterly operating results may fluctuate significantly because of several factors, including:
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labor availability and costs for hourly and management personnel;

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profitability of our products, especially in new markets and due to seasonal fluctuations;

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changes in interest rates;

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impairment of long-lived assets;

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macroeconomic conditions, both nationally and locally;

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negative publicity relating to products we serve;

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changes in consumer preferences and competitive conditions;

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expansion to new markets; and

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fluctuations in commodity prices.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, then the price and trading volume of the Company’s common stock could decline.
The trading market for the Company’s common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, the Company’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of the Company’s common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause the Company’s stock price or trading volume to decline.

Changes in laws or, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
We have not registered the shares of common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.
We have not registered the shares of common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. Under the terms of the warrant agreement, we have agreed to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption is available. Notwithstanding the above, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of common stock for sale under all applicable state securities laws.
We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then-outstanding warrants. As a result, the exercise price of our warrants could be increased, the exercise period could be shortened and the number of shares of common stock purchasable upon exercise of a warrant could be decreased without a warrant holder’s approval.
Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a warrant.
We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of   $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force the warrant holders (i) to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants. None of the private placement warrants will be redeemable by us so long as they are held by our Initial Stockholders or their permitted transferees.
The warrants are exercisable for common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to the Company’s stockholders.
Industrea issued 23,000,000 public warrants as part of its IPO, and prior to our IPO, Industrea issued 11,100,000 private placement warrants to the Sponsor. Each warrant is exercisable for one share of common stock at $11.50 per share. In connection with the Business Combination, the Company assumed Industrea’s warrants, and such warrants are exercisable for shares of the Company’s common stock. To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Company’s common stock.
We are a holding company with no business operations of our own and we depend on cash flow from CPH to meet our obligations.
The Company is a holding company with no business operations of its own or material assets other than the stock of its subsidiaries. All of its operations are conducted by its subsidiary, CPH. As a holding company, the Company requires dividends and other payments from its subsidiaries to meet cash requirements. The terms of any credit facility may restrict the Company’s subsidiaries from paying dividends and otherwise transferring cash or other assets to it. If there is an insolvency, liquidation or other reorganization of any of the Company’s subsidiaries, the Company’s stockholders likely will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before the Company, as an equityholder, would be entitled to receive any distribution from that sale or disposal. If CPH is unable to pay dividends or make other payments to the Company when needed, we will be unable to satisfy our obligations.

Anti-takeover provisions contained in the Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
The Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:
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a staggered board of directors providing for three classes of directors, which limits the ability of a stockholder or group to gain control of the Company’s Board;

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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the right of the Company’s Board to elect a director to fill a vacancy created by the expansion of the Company’s Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the Company’s Board;

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a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of the Company’s Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

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advance notice procedures that stockholders must comply with in order to nominate candidates to the Company’s Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

The Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Company’s stockholders, which could limit the Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or employees.
The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the Charter or the Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of  (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) arising under the Securities Act or for which the Court of Chancery does not have subject matter jurisdiction including, without limitation, any claim arising under the Exchange Act, as to which the federal district court for the District of Delaware shall be the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of, and consented to, the provisions of the Charter described in the preceding paragraph. However, stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and such persons. Alternatively, a court may determine that the choice of forum provision is unenforceable. If a court were to find these provisions of the Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of   (i) the last day of the fiscal year (a) following August 1, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Because CPH had revenues during the fiscal year ended October 31, 2018 of approximately $243.2 million, if we expand our business or increase our revenues, we may cease to be an emerging growth company prior to August 1, 2022.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for securities and our stock price may be more volatile.
The U.S. federal tax treatment of the outstanding warrants, which were exercisable for one share of Class A common stock prior to the Industrea Merger and became exercisable for one share of Company common stock following the Industrea Merger, is unclear and, as a result, the U.S. federal income tax consequences to holders of such warrants are also unclear.
There is a substantial risk that the outstanding warrants, which were exercisable for one share of Class A common stock prior to the Industrea Merger and became exercisable for one share of the Company’s common stock following the Industrea Merger, will be treated for U.S. federal income tax purposes as having been “exchanged” by the holders of such warrants for new warrants. Because the terms of the warrants were not otherwise changed pursuant to the Industrea Merger and because the terms of the warrants, when originally issued, contemplated, among other things, the warrants becoming exercisable into shares of another corporation under circumstances similar to the Industrea Merger, the warrants becoming exercisable into shares of the Company’s common stock should not be treated for U.S. federal income tax purposes as giving rise to an exchange of the warrants for new warrants. Although we intend to take this position, no assurance can be given, however, that the IRS would not assert, or that a court would not sustain a contrary position, and if the warrants were to be treated as having been exchanged for new warrants and such exchange were governed only by Section 351 of the Code and not by Section 368 of the Code, a holder of common stock holding such warrants would be required to recognize gain, but not loss, as a result of the exchange equal to the lesser of   (i) such stockholder’s “realized gain” from the exchange (generally the excess of the sum of the fair market value of the Company’s common stock received and new warrants treated as having been received over such stockholder’s aggregate tax basis in the common stock exchanged and warrants treated as having been exchanged), or (ii) the fair market value of the new warrants treated as having been received.

USE OF PROCEEDS
All of the shares of common stock and warrants (including shares underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
All of the shares of common stock and warrants (including shares underlying such warrants) offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $264.5 million from the exercise of the public warrants and approximately $127.7 million from the exercise of the private placement warrants, assuming the exercise in full of all the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.
There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.
General
Our Charter authorizes us to issue up to 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of January 29, 2019, 28,847,707 shares of common stock was issued and outstanding, and 2,450,980 shares of preferred stock were issued and outstanding.
Common Stock
Dividend rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive such dividends, if any, as may be declared from time-to-time by our Board out of legally available funds.
Voting rights
Each holder of common stock is entitled to one vote for each share on all matters properly submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.
Liquidation
Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of our common stock will be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.
Rights and preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Preferred Stock
Our Board has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control of the Company or other corporate action.
On the Closing Date, pursuant to that certain subscription agreement, dated as of September 7, 2018, by and between the Company and Nuveen Alternatives Advisors, LLC, on behalf of one or more funds or accounts (“Nuveen”), the Company issued to Nuveen 2,450,980 shares of the Company’s Series A Zero-Dividend Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) at a price of  $10.20 per share, for an aggregate cash purchase price of  $25.0 million. The Series A Preferred Stock will not pay dividends and will be convertible into shares of our common stock at a 1:1 ratio (subject to customary adjustments) at any time following six months after the Closing. We will have the right to elect to redeem all or a portion of the Series A Preferred Stock at our election after four years for cash at a redemption price equal to the amount of the principal investment plus an additional cumulative amount that will accrue at an annual rate of 7.0% thereon. In addition, if the volume weighted average price of shares of our common stock equals or exceeds $13.00 for 30 consecutive days, then we will have the right to require the holder of the Series A Preferred Stock to convert its Series A Preferred Stock into common stock, at a ratio of 1:1 (subject to customary adjustments). We have also agreed to provide certain registration rights with respect to the shares of common stock underlying the Series A Preferred Stock.
Other than the Series A Preferred Stock, we have no present plan to issue any shares of preferred stock.
Stockholders Agreement
In connection with the Business Combination, the Company, the Sponsor and its affiliates, Industrea’s independent directors (collectively with the Sponsor and affiliates, the “Initial Stockholders”), Argand Partners Fund, LP (the “Argand Investor”), and certain holders of CPH’s capital stock (“CPH stockholders”), entered into the Stockholders Agreement. Pursuant to the Stockholders Agreement:
•
the Initial Stockholders have agreed not to transfer a number of shares of our common stock equal to the number of shares of Industrea’s Class A common stock issued upon conversion of Industrea’s outstanding Class B common stock, par value $0.0001 per share (“Founder Shares”), until (A) one year after the Closing or (B) subsequent to the Closing, (x) if the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) following the Closing, the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities or other property;

•
the Initial Stockholders have agreed not to transfer the private placement warrants until 30 days after the Closing;

•
each CPH Management Holder (as defined therein) has agreed not to transfer any shares of our common stock acquired by such CPH Management Holder in connection with the Business Combination for a period commencing on the date of Closing and ending on the date that is (a) the first anniversary of the Closing with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; (b) the second anniversary of the Closing with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing; and (c) the third anniversary of the Closing with respect to one-third of such CPH Management Holder’s securities of the Company held as of the date of Closing;

•
each Non-Management CPH Holder (as defined therein) may not transfer any shares of our common stock acquired by such Non-Management CPH Holder in connection with the Business Combination for a period commencing on the date of Closing and ending on the date that is 180 days after the Closing; and

•
the Argand Investor may not transfer any shares of Company common stock acquired by the Argand Investor in exchange for shares of Industrea’s common stock issued to it pursuant to the Argand Subscription Agreement (as defined below) for a period commencing on the date of Closing and ending on the date that is one year after the Closing.

Notwithstanding the foregoing, transfers of these securities are permitted in certain limited circumstances as set forth in the Stockholders Agreement, including with the prior written consent of our Board (with any director who has been designated to serve on our Board by or who is an affiliate of the requesting party abstaining from such vote) and to “affiliates,” as defined in the Stockholders Agreement.

In addition, pursuant to the terms of that certain rollover agreement, dated as of September 7, 2018, among the Company, the Sponsor, Peninsula and the other parties thereto, Peninsula has exercised its right to designate three individuals to serve on our Board: one to serve as a Class I director, one to serve as a Class II director, and one to serve as a Class III director. Under the Stockholders Agreement, Peninsula has nomination rights with respect to: (i) one director for as long as Peninsula beneficially owns more than 5% and up to 15% of the issued and outstanding shares of our common stock; (ii) two individuals for as long as Peninsula beneficially owns more than 15% and up to 25% of the issued and outstanding shares of our common stock; and (iii) three directors for as long as Peninsula owns more than 25% of the issued and outstanding shares of our common stock. If Peninsula’s beneficial ownership falls below one of these thresholds, Peninsula’s nomination right in respect of such threshold will permanently expire. On December 9, 2018, Peninsula designated and we appointed each of M. Brent Stevens, Matthew Homme and Raymond Cheesman to serve on our Board.
The Stockholders Agreement also provides that we will, not later than 90 days after the Closing, file a registration statement covering the Founder Shares, the private placement warrants (including any common stock issued or issuable upon exercise of any such private placement warrants) and the shares of common stock issued to the CPH stockholders at the Closing. In addition, these stockholders will have certain demand and/or “piggyback” registration rights following the consummation of the Business Combination. We will bear certain expenses incurred in connection with the exercise of such rights.
Warrants
Effective upon the consummation of the Business Combination, each warrant outstanding for the purchase of one share of Industrea’s common stock prior to the consummation of the Business Combination became exercisable for one share of our common stock, with all other terms of such warrants remaining unchanged. The following is a description of the warrants.
Public Warrants
Each warrant entitles the registered holder to purchase one whole share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the Business Combination. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.
We registered the issuance of the shares of common stock issuable upon exercise of the public warrants pursuant to the registration statement of which the proxy statement/prospectus formed. Under the warrant agreement, we will be required to maintain a current prospectus relating to those shares of common stock until the public warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will be required to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, we may call the warrants for redemption:
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in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•
if, and only if, the reported last sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The last of the redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of the warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of  (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of  (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.
If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.
Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Industrea, which was assumed by the Company upon the consummation of the Business Combination. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
Private Placement Warrants
The Sponsor purchased 11,100,000 private placement warrants at a price of $1.00 per private placement warrant for an aggregate purchase price of $11,100,000 in a private placement that occurred prior to the IPO. The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (subject to limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Certain Anti-Takeover Provisions of Delaware Law, Our Charter and Our Bylaws
We are currently subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers.
Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of the Company’s assets. However, the above provisions of Section 203 do not apply if:
•
our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Charter provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.
In addition, our Charter does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.
Authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Provision
Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, our Charter or our Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of  (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) arising under the Securities Act or for which the Court of Chancery does not have subject matter jurisdiction including, without limitation, any claim arising under the Exchange Act, both as to which the federal district court for the District of Delaware shall be the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our Charter described in the preceding paragraph. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and such persons. Alternatively, if a court were to find these provisions of our Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

Limitations of Liability and Indemnification
Our Charter and our Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the DGCL, which prohibits our Charter from limiting the liability of its directors for the following:
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any breach of the director’s duty of loyalty to the Company or to its stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•
any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our Charter does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we are empowered to purchase insurance on behalf of any person whom it is required or permitted to indemnify.
In addition to the indemnification required in our Charter and our Bylaws, we have entered into indemnification agreements with each of our directors, officers, and some employees, effective upon consummation of the Business Combination. These agreements provide for the indemnification of such directors, officers, and employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of the Company, or any of its subsidiaries, by reason of any action or inaction by them while serving as an officer, director, employee, agent, or fiduciary, or by reason of the fact that they were serving at the Company request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company or any of its subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that the provisions of its certificate of incorporation and bylaws described above and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our Charter and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Listing of Securities
Our common stock is currently listed on Nasdaq under the symbol “BBCP” and our public warrants are quoted on the OTC Pink marketplace operated by OTC Markets Group, Inc. under the symbol “BBCPW.”

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

PRINCIPAL AND SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the Selling Securityholders of up to 11,100,000 shares of common stock issuable upon exercise of the private placement warrants and 11,100,000 private placement warrants. A portion of the securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted to certain Selling Securityholders in connection with the business combination.
The Selling Securityholders may from time to time offer and sell any or all of the common stock and warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.
The table below sets forth, as of the date of this prospectus, the names of the Selling Securityholders for which we are registering shares of common stock and warrants for resale to the public, and the aggregate principal amount that such Selling Securityholders may offer pursuant to this prospectus.
In calculating percentages of common stock owned by a particular holder, we treated as outstanding the number of shares of common stock issuable upon exercise of that particular holder’s warrants, if any, but did not assume exercise of any other holder’s warrants.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock and warrants registered on its behalf. The Selling Securityholders are not making any representation that any securities covered by this prospectus will be offered for sale. The Selling Securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of the securities. See “Plan of Distribution.” For purposes of the table below, we assume that all of the securities covered by this prospectus will be sold.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable. Except as described in the footnotes to the following table, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in these table does not constitute an admission of beneficial ownership for the person named below.
We have based percentage ownership of our common stock prior to this offering on 28,847,707 shares of common stock issued and outstanding as of January 29, 2019.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Concrete Pumping Holdings, Inc., 6461 Downing Street, Denver, Colorado 80229.

	Shares of Common Stock Beneficially Owned(1)		Warrants Beneficially Owned	Shares of Common Stock Registered Hereby	Warrants Registered Hereby	Shares of Common Stock Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby(1)		Warrants Owned After Sale of All Warrants Offered Hereby
	Shares	Percentage				Shares	Percentage
Named Executive Officers and Directors:
David Brown	84,250	*	55,500	55,500	55,500	28,750	*	—
Heather L. Faust(2)	—	—	—	—	—	—	—	—
David Hall	84,250	*	55,500	55,500	55,500	28,750	*	—
Brian Hodges	84,250	*	55,500	55,500	55,500	28,750	*	—
Howard D. Morgan(2)	—	—	—	—	—	—	—	—
Tariq Osman(2)	—	—	—	—	—	—	—	—
Greater than 5% Stockholders
CFLL Sponsor Holdings, LLC(2)	15,225,825	38.4%	10,822,500	10,822,500	10,822,500	4,403,325	15.3%	—
Other Selling Securityholders
Thomas K. Armstrong, Jr.	84,250	*	55,500	55,500	55,500	28,750	*	—
Gerard Rooney	84,250	*	55,500	55,500	55,500	28,750	*	—

*
Represents beneficial ownership of less than 1%.

(1)
The percentage of beneficial ownership is calculated based on 28,847,707 shares of common stock outstanding as of January 29, 2019. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)
Howard D. Morgan, Heather L. Faust, Tariq Osman, Joseph Del Toro and Charles Burns are the managers of the Sponsor and share voting and investment discretion with respect to the common stock held of record by the Sponsor. The Sponsor is 100% owned by funds managed by Argand Partners, LP (“Argand”). Investment decisions made by Argand require the unanimous approval of its investment committee, which is comprised of Messrs. Morgan and Osman and Ms. Faust. The business address of Argand and the Sponsor is 28 West 44th Street, Suite 501, New York, New York 10036.

Material Relationships with Selling Securityholders
The description of our relationships with certain of the Selling Securityholders and their affiliates set forth in “Certain Relationships and Related Transactions” in the proxy statement/prospectus, and under Item 2.01 in the section titled “Certain Relationships and Related Transactions” in the Current Report on Form 8-K filed by the Company on December 10, 2018 are incorporated by reference herein.

PLAN OF DISTRIBUTION
We are registering (i) the possible resale by the Selling Securityholders of up to 11,100,000 shares of common stock issuable upon exercise of the private placement warrants and 11,100,000 private placement warrants and (ii) the issuance by us of up to 34,100,000 shares of common stock issuable upon exercise of the public warrants and private placement warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of the Nasdaq or OTC Pink marketplace operated by OTC Markets Group, Inc. (as applicable);

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
settlement of short sales entered into after the date of this prospectus;

•
agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•
the specific securities to be offered and sold;

•
the names of the selling securityholders;

•
the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•
settlement of short sales entered into after the date of this prospectus;

•
the names of any participating agents, broker-dealers or underwriters; and

•
any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling

Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our common stock is currently listed on Nasdaq under the symbol “BBCP” and our public warrants are quoted on the OTC Pink marketplace operated by OTC Markets Group, Inc. under the symbol “BBCPW.”
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
We have agreed with the Selling Securityholders to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective and this prospectus current until the date on which the holders under the Registration Rights Agreements cease to hold the securities covered hereby.

Exercise of Warrants
The warrants may be exercised commencing on January 5, 2019 and on or before the expiration date by delivering to the warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”), at its corporate trust department in the Borough of Manhattan, City and State of New York, (i) the certificate in physical form (the “Definitive Warrant Certificate”) evidencing the warrants to be exercised, or, in the case of a book-entry certificate (the “Book-Entry Warrant Certificate”) the warrants to be exercised on the records of the Depositary to an account of the Warrant Agent at The Depository Trust Company (the “Depositary”) designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase shares of common stock pursuant to the exercise of a warrant, properly completed and executed by the holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the DTC participant in accordance with the Depositary’s procedures, and (iii) by paying in full the warrant price for each full shares of common stock as to which the warrant is exercised and any and all applicable taxes due in connection with the exercise of the warrant, the exchange of the warrant for the shares of common stock and the issuance of such common stock.
The warrants will be required to be exercised on a cashless basis in the event of a redemption of such warrants pursuant to the warrant agreement governing such warrants in which our Board has elected to require all holders of the warrants who exercise their warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants to be exercised, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

LEGAL MATTERS
The validity of the securities offered by this prospectus have been passed upon for us by Winston & Strawn LLP, New York, New York.
EXPERTS
The financial statements of Concrete Pumping Holdings, Inc. (formerly known as Concrete Pumping Holdings Acquisition Corp.), the successor entity to Industrea Acquisition Corp., as of December 5, 2018 and December 31, 2017 and for the period from January 1, 2018 through December 5, 2018 and for the period from April 7, 2017 (date of inception) through December 31, 2017 have been incorporated by reference herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Concrete Pumping Holdings, Inc. at October 31, 2018 and 2017 and for each of the three years in the period ended October 31, 2018 have been incorporated by reference herein in reliance upon the report of BDO USA, LLP, independent registered public accounting firm, and upon the authority of such firm as an expert in auditing and accounting.
The consolidated financial statements of Camfaud Concrete Pumps Limited as of November 16, 2016 and September 30, 2016 and 2015, for the period from October 1, 2016 to November 16, 2016 and for the years ended September 30, 2016 and 2015 incorporated by reference herein have been audited by RSM US LLP, independent auditor, as stated in its report thereon and included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as an expert in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at One Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These filings are also available to the public from the SEC’s website at www.sec.gov.
Our website address is www.concretepumpingholdings.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.
We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto.
•
our Transition Report on Form 10-KT for the transition period from January 1, 2018 to December 5, 2018, filed with the SEC on January 29, 2019;

•
Industrea’s Quarterly Reports on Form 10-Q, for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 15, 2018, August 13, 2018 and October 19, 2018, respectively;

•
Industrea’s and our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on September 7, 2018, October 9, 2018, October 12, 2018, December 4, 2018, December 10, 2018, January 11, 2019 and January 29, 2019;

•
our proxy statement/prospectus included in our registration statement on Form S-4, as amended and supplemented, originally filed with the SEC on September 10, 2018 (other than those portions of such proxy statement/prospectus not deemed to be “filed” with the SEC); and

•
the description of our shares of common stock and warrants contained in our Registration Statement on Form 8-A, as filed with the SEC on July 25, 2017, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request copies of these documents, at no cost to you, from our website (www.concretepumpingholdings.com), or by writing or telephoning us at the following address:
Concrete Pumping Holdings, Inc.
6461 Downing Street
Denver, Colorado 80229
Attn: Secretary
(303) 289-7497
Exhibits to these documents will not be sent, however, unless those exhibits have been specifically incorporated by reference into this prospectus.

Concrete Pumping Holdings, Inc.

PART II

Information Not Required in Prospectus
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by Concrete Pumping Holdings, Inc. (the “Registrant”) (except any underwriting discounts and commissions and expenses incurred by the Selling Securityholders in disposing of the shares).
Amount
SEC registration fee		$57,995.17
FINRA filing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.
The Registrant’s certificate of incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.
In addition, the Registrant has entered into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
The Registrant may purchase a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.   Exhibits.
The following exhibits are included or incorporated by reference in this registration statement on Form S-3 (certain documents have been previously filed with the SEC pursuant to the Exchange Act by the Registrant (Commission File Number 001-38166):
Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated as of September 7, 2018, by and among Concrete Pumping Holdings, Inc. (f/k/a Concrete Pumping Holdings Acquisition Corp.), Industrea Acquisition Corp., Concrete Pumping Intermediate Acquisition Corp., Concrete Pumping Merger Sub Inc., Industrea Acquisition Merger Sub Inc., Concrete Pumping Holdings, Inc. and PGP Investors, LLC, as the Holder Representative (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K (File No. 001-38166) filed by Industrea Acquisition Corp. on September 7, 2018).
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of October 30, 2018, by and among Concrete Pumping Holdings, Inc. (f/k/a Concrete Pumping Holdings Acquisition Corp.), Industrea Acquisition Corp., Concrete Pumping Intermediate Acquisition Corp., Concrete Pumping Merger Sub Inc., Industrea Acquisition Merger Sub Inc., Concrete Pumping Holdings, Inc., and PGP Investors, LLC, as the Holder Representative (incorporated by reference to Exhibit 2.2 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).
2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of November 16, 2018, by and among Concrete Pumping Holdings, Inc. (f/k/a Concrete Pumping Holdings Acquisition Corp.), Industrea Acquisition Corp., Concrete Pumping Intermediate Acquisition Corp., Concrete Pumping Merger Sub Inc., Industrea Acquisition Merger Sub Inc., Concrete Pumping Holdings, Inc., and PGP Investors, LLC, as the Holder Representative (incorporated by reference to Exhibit 2.3 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).
3.3	Certificate of Designations (incorporated by reference to Exhibit 3.3 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).
4.3	Warrant Agreement, dated July 26, 2017, between Industrea Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K (File No. 001-38166) filed by Industrea Acquisition Corp. on August 1, 2017).
4.4	Assignment and Assumption Agreement, by and among Concrete Pumping Holdings, Inc. (f/k/a Concrete Pumping Holdings Acquisition Corp.), Industrea Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 of the Current Report on Form 8-K (File No. 001-38166) filed by Concrete Pumping Holdings, Inc. on December 10, 2018).

Exhibit Number	Exhibit Title
5.1*	Opinion of Winston & Strawn LLP.
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of BDO USA, LLP.
23.3*	Consent of RSM US LLP.
23.4	Consent of Winston & Strawn LLP (included in Exhibit 5.1 to the Registration Statement).
24.1	Powers of Attorney (included on the signature page of the Registration Statement).

*
Filed herewith.

Item 17.   Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that:
Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Concrete Pumping Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on January 29, 2019.
CONCRETE PUMPING HOLDINGS, INC.
/s/ Iain Humphries

Name: Iain Humphries
Title:  Chief Financial Officer and Secretary
POWER OF ATTORNEY
Each of the undersigned, whose signature appears below, hereby constitutes and appoints Bruce Young and Iain Humphries and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant, Concrete Pumping Holdings, Inc., in the capacities and on the date indicated.
Signature	Capacity in Which Signed	Date
/s/ Bruce Young Bruce Young	Chief Executive Officer and Director (principal executive officer)	January 29, 2019
/s/ Iain Humphries Iain Humphries	Chief Financial Officer and Director (principal financial and accounting officer)	January 29, 2019
/s/ David A.B. Brown David A.B. Brown	Chairman of the Board	January 29, 2019
/s/ Tariq Osman Tariq Osman	Vice Chairman of the Board	January 29, 2019
/s/ Raymond Cheesman Raymond Cheesman	Director	January 29, 2019
/s/ Heather L. Faust Heather L. Faust	Director	January 29, 2019
/s/ David G. Hall David G. Hall	Director	January 29, 2019
/s/ Brian Hodges Brian Hodges	Director	January 29, 2019
/s/ Matthew Homme Matthew Homme	Director	January 29, 2019

Signature	Capacity in Which Signed	Date
/s/ Howard D. Morgan Howard D. Morgan	Director	January 29, 2019
/s/ John Piecuch John Piecuch	Director	January 29, 2019
/s/ M. Brent Stevens M. Brent Stevens	Director	January 29, 2019